EXHIBIT 9.3

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

TCMP 3 PARTNERS LLP, on behalf of itself   )
and all others similarly situated          )
                                           )
                        Plaintiff,         )
                                           )
            - and -                        )
                                           )
CENTERPOINT CORPORATION,                   )
                                           )
                  Nominal Plaintiff,       )   Civil Action No. 170-VCP
                                           )
            - against -                    )
                                           )
MARK S. HAUSER, HOWARD CHASE, WILLIAM      )
SPIER, GIANNI BULGARI, BION ENVIRONMENTAL  )
TECHNOLOGIES, INC., BION DAIRY CORPORATION,)
BARRY FINGERHUT, MARK A. SMITH, and DAVID  )
MITCHELL,                                  )
                                           )
                        Defendants.        )

                      STIPULATION AND AGREEMENT OF COMPROMISE,
                   SETTLEMENT AND RELEASE AS TO CERTAIN DEFENDANTS

     Certain of the parties to the above captioned action (the "Action") described herein, by and through their respective attorneys, propose the following Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation" or "Settlement Agreement") for approval by the Court:

                                   WHEREAS:

     A. Plaintiff TCMP 3 Partners LLP ("TCMP") owns more than 165,000 shares of the stock of Centerpoint Corporation ("Centerpoint").

     B. Defendants Mark S. Hauser ("Hauser"), Howard Chase ("Chase"), William Spier ("Spier"), and Gianni Bulgari ("Bulgari") were directors of Centerpoint during the relevant time period set forth in the Complaint filed in the action (the "Complaint"). Emmanuel Arbib ("Arbib") is a former director of Centerpoint. Tamarix Capital Corporation ("Tamarix") is a Delaware corporation that is owned by defendant Hauser.

     C. Before January 2002, more than 50 percent of the stock of Centerpoint was owned by OAM S.p.A. ("OAM"), and OAM was a subsidiary of Trident Rowan Group, Inc. ("TRG"). TRG subsequently was merged into Comtech Group, Inc. ("Comtech").

     D. On January 16, 2002, Centerpoint announced that it had entered into a transaction in which Centerpoint, among other things, paid $8.5 million to Bion Environmental Technologies, Inc. ("Bion"), and acquired 19 million shares of the stock of Bion (the "Bion Investment").

     E. In connection with the Bion Investment, the firm of Investec Ernst & Company, now known as Investec (US) Incorporated ("Investec"), acted as a financial advisor to Centerpoint, and Mark Segall, an officer of Investec, worked on the Bion Investment on behalf of Investec.

     F. Also in connection with the Bion Investment, the firm of Joseph Stevens & Company, Inc. ("Stevens") acted as a financial advisor and issued a "fairness opinion" to Centerpoint, and Michael Beckert, Esq. ("Beckert"), acted as special counsel and provided certain legal services to Centerpoint.

     G. On or about January 16, 2004, TCMP commenced this Action derivatively on behalf of Centerpoint and as a class action on behalf of TCMP and all other persons who owned shares of Centerpoint as of the close of the market on January 15, 2002, excluding defendants and certain potential defendants. In the Complaint, TCMP alleges, among other things, that the Bion Investment wasted Centerpoint's assets, improperly diluted the interests in Centerpoint of Centerpoint's public stockholders, and unjustly enriched the Defendants. TCMP further alleges that in approving the Bion Investment, Defendants Hauser, Chase, Spier, and Bulgari (the "TRG Defendants") breached their fiduciary duties to Centerpoint and to Centerpoint's public shareholders and made materially false and misleading statements to the detriment of TCMP and the other public shareholders of Centerpoint.

     H. The TRG Defendants have denied and continue to deny that any of them has committed or has threatened to commit any violation of law or breach of duty owed to Centerpoint, or to TCMP, or to any of the public shareholders of Centerpoint.

     I. After commencing the Action, counsel for TCMP and the Class engaged in extensive arm's length discussions and negotiations with counsel for the TRG Defendants concerning the possible resolution of the Action.

     J. After counsel for TCMP and the Class had made a thorough investigation and had fully considered the events described above, counsel for the parties to the Action reached an agreement in principle providing for the settlement of the Action between and among the TRG Defendants and the Plaintiff, on behalf of TCMP and the Class on behalf of which TCMP has brought the Action, on the terms and subject to the conditions set forth below (the "Settlement").

     K. Although Plaintiff believes that the claims asserted in the Action have merit, it also believes that the Settlement will provide benefits to the Class (as defined below) that are substantial, immediate, and sufficient when weighed against the attendant risks of continued litigation to warrant resolution of the Action. In addition to the financial benefits provided by the Settlement to the Class, Plaintiff and its counsel have considered the expense and length of time necessary to prosecute the Action through trial; the defenses asserted by and available to the TRG Defendants; the uncertainties of the outcome of the Action; the fact that other potentially culpable parties have since been named as defendants in the Action and claims against such potential parties are not being released as part of this Settlement; and the fact that resolution of the Action, if the Court found in Plaintiff's favor, would likely be submitted for appellate review, as a consequence of which it could be many years until there is a final adjudication of the Action. In light of these considerations and Plaintiff's counsel's investigation and thorough review of the available evidence, including certain documents produced by Centerpoint and interviews with various witnesses, and the legal principles applicable in this Action, Plaintiff and its counsel have determined that the terms of the Settlement are fair, reasonable, and adequate and that it is in the best interests of the Class to settle the Action on the terms set forth herein.

     L. Although the TRG Defendants have denied, and continue to deny, that any of them has violated any law or breached any duty owed to the Plaintiff or to the members of the Class, the TRG Defendants also consider it desirable that the Action be settled and dismissed, subject to the terms and conditions herein, because the Settlement will (i) halt the substantial expense, inconvenience and distraction of continued litigation of Plaintiff's claims, and (ii) finally put to rest all claims of Class members arising out of, or relating in any way to, the Bion Investment.

     NOW, THEREFORE, IT IS HEREBY STIPULATED, CONSENTED TO AND AGREED, by and among the undersigned counsel, on behalf of their respective clients and the Class, and subject to certification of the Class for the purposes of this Stipulation and the approval of the Court pursuant to Chancery Court Rules 23 and 23.1, that the Action shall be settled, compromised, and dismissed as to all of the TRG Defendants (defined herein) and all other Released Parties, with prejudice and without court costs to any party (except as stated below), upon and subject to the following terms and conditions:

                              ADDITIONAL DEFINITIONS

     1. As used in this Stipulation and the related documents annexed hereto as exhibits, which exhibits are incorporated by reference in this Stipulation, the following terms (not already defined in the recitals set forth above) shall have the meanings set forth below:

          (a) "January 2002 Class" means all record and beneficial owners of shares of the common stock of Centerpoint at the close of the market on January 15, 2002, and their respective heirs, administrators, executors, successors and assigns. Excluded from the January 2002 Class are all of the defendants named as such in the Amended Complaint, filed on October 19, 2004 (the "Defendants"), and any person, firm, trust, corporation or other entity affiliated with any of the Defendants, as well as Centerpoint, Bion, and Bion's subsidiaries and affiliates, and any current or former officer or director of Bion, or Bion's subsidiaries or affiliates, or Centerpoint, or any paid consultant of or to Bion, who is (i) a shareholder or creditor of Bion or Bion's subsidiaries or affiliates, and/or (ii) is a shareholder of Centerpoint.

          (b) "Class of Current Shareholders" means all record and beneficial owners of shares of the common stock of Centerpoint at the close of the market on May 11, 2007, and their respective heirs, administrators, executors, successors and assigns. Excluded from the Class of Current Shareholders are Defendants and any person, firm, trust, corporation or other entity affiliated with any of the Defendants, as well as Centerpoint, Bion, and Bion's subsidiaries and affiliates, and any current or former officer or director of Bion, or Bion's subsidiaries or affiliates, or Centerpoint, or any paid consultant of or to Bion, who is (i) a shareholder or creditor of Bion or Bion's subsidiaries or affiliates, and/or (ii) is a shareholder of Centerpoint.

          (c) "Class" means, collectively, the members of the January 2002 Class and the members of the Class of Current Shareholders.

          (d) "Class Counsel" or "Plaintiff's Counsel" means Wolf Popper LLP and Rosenthal, Monhait & Goddess, P.A.

          (e) "TRG Defendants" means Mark S. Hauser, Howard Chase, William Spier, and Gianni Bulgari.

          (f) "Defendants' Counsel" means Kramer Levin Naftalis & Frankel LLP and Ashby & Geddes.

          (g) The "Effective Date" of this Settlement shall be the day after the day on which the Order and Final Judgment described in Paragraph 11 becomes Final.

          (h) An order of the Court becomes "Final" on (a) the date on which the time for an appeal from that order has expired without any notice of appeal having been filed, or (b) if there is an appeal of such order, the date of final affirmation thereof. In addition, the Order and Final Judgment shall not become Final until, if separately ordered, any orders awarding fees and expenses to Class Counsel have become Final.

          (i) "Hearing Date" means the date set by the Court to consider whether the Settlement shall be approved;

          (j) "Notice" means the form of Third Notice of Pendency of Class Action, Class Action Determination, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear, a copy of which is attached hereto as Exhibit B;

          (k) "Person" means, without limitation, any individual, corporation, partnership or other entity, and his, her or its legal representative;

          (l)  "Plaintiff" means TCMP, as defined above.

          (m) "Released Parties" means, Mark S. Hauser, Howard Chase, William Spier, Gianni Bulgari, Trident Rowan Group, Inc., Comtech Group, Inc., OAM S.p.A., Investec, Tamarix Capital Corporation, Emmanuel Arbib, and Mark Segall, and each of their respective present, former and/or future officers, directors, employees, agents, attorneys, accountants, representatives, affiliates, associates, parents and subsidiaries and each of their respective heirs, executors, administrators, successors and assigns, other than those expressly excluded as set forth in this subparagraph (m). The following parties are expressly excluded from being, and are not, Released Parties pursuant to this Settlement: Beckert, Stevens, Centerpoint, Bion, and any of Bion's subsidiaries and affiliates, and any current or former officer or director of Bion, or Bion's subsidiaries or affiliates, or Centerpoint, other than the TRG Defendants.

          (n) "Released Claims" means any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, that have been or could have been asserted in the Action or in any court, tribunal or proceeding (including but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of duty, negligence, violations of any federal securities laws or otherwise) by or on behalf of the Plaintiff in the Action and/or any member of the Class, whether individual, class, derivative, representative, legal, equitable, or other type of, or in any other capacity against any of the Released Parties, which have arisen from any of the facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth in, or which could have been set forth in, or are otherwise related to (i) the Complaint or the Amended Complaint filed in the Action, or (ii) the Bion Investment, or
(iii) any proxy material, public filings or statements sent to or received by any member or purported member of the Class or any of their brokers by any of the TRG Defendants or any other Released Party in connection with the Bion Investment; or (iv) the Complaint and/or the Settlement Agreement filed in the action titled, Centerpoint Corporation et al. v. Comtech Group, Inc. et al., (Court of Chancery, New Castle County, State of Delaware).

          (o) The "Settlement" means the terms and conditions set forth herein.

                       DEFENDANTS' SETTLEMENT PAYMENT

     2. Promptly upon the parties' signing of this Settlement Agreement, the TRG Defendants shall place the sum of $140,000 in an interest bearing escrow account. Such sum, plus any and all accrued interest, shall constitute the "Settlement Proceeds." On the Effective Date, the TRG Defendants shall deliver the Settlement Proceeds to Plaintiff's Counsel. If the Settlement does not become final by November 30, 2007 (i.e., the Effective Date does not come prior to that date), the Settlement Proceeds shall revert back to the TRG Defendants and this Settlement Agreement shall become null and void.

                        UNDERTAKING BY RELEASED PARTIES

     3. In the event that the Plaintiff commences any action concerning the Bion Investment against parties other than the Released Parties, the Released Parties agree that they shall not assert the ground of lack of personal jurisdiction as a basis for resisting non party discovery requests by the Plaintiff in any such action and the Released Parties agree to comply, subject to applicable law and rules, with reasonable and relevant discovery requests by Plaintiff.

                              SCHEDULING ORDER

     4. As soon as practicable after this Stipulation has been executed, the parties hereto shall jointly apply to the Court for an order, in the form attached hereto as Exhibit A (the "Scheduling Order"):

          (a) Preliminarily certifying the Class, pursuant to Chancery Court Rules 23(b)(3) and 23.1 for settlement purposes; preliminarily certifying Plaintiff as representative of the Class; preliminarily certifying Plaintiff's Counsel as counsel for the Class;

          (b) Directing that a hearing be held by the Court (the "Settlement Hearing") to determine, among other things:

               (i) whether the Court should approve the Settlement (including the Plan of Allocation hereinafter referred to) and enter the Order and Final Judgment dismissing the Action pursuant to Chancery Court Rules 23(e) and 23.1with prejudice and on the merits, each party to bear its own costs (except as expressly provided herein), and extinguishing and releasing any and all Released Claims as against any and all Released Parties;

               (ii) whether, in the event that the Court approves the Settlement, to grant Plaintiff's application for an award of attorneys' fees and/or an incentive award to Plaintiff, and for the reimbursement of expenses that it may make in accordance with the Stipulation;

               (iii) whether the Class should be permanently certified; and such other matters as the Court may deem necessary and appropriate.

          (c) Approving the form of the Notice and providing that a copy of the Notice, substantially in the form attached hereto as Exhibit B, shall be mailed by Centerpoint or the TRG Defendants at least forty-five (45) days prior to the Settlement Hearing, in the name of the Register in Chancery or by the direction of the Court, to all Class members at their last known addresses appearing in the records maintained by or on behalf of Centerpoint;

          (d) Determining that the procedure for providing such notice to the Class is sufficient under the circumstances and consistent with the provisions of Chancery Court Rule 23 and the requirements of due process;

          (e) Directing that members of the Class must submit objections, if any, to the Settlement and/or to the application by Class Counsel and/or Plaintiff for an award of fees and reimbursement of expenses, in the manner enumerated in the Notice at Section VIII, on or before a date to be fixed by the Court; and

          (f) Requesting all record holders in the Class who were not also the beneficial owners of the shares of Centerpoint held by them of record to forward the Notice to such beneficial owners of those shares. Additional copies of the Notice will be made available to record holders for this purpose upon request.

                          RIGHT TO OPT-OUT OF CLASS

     4. (A) Members of the Class shall have the ability to opt-out of the Class, provided they notify Plaintiff's counsel and Defendants' counsel of their intention to opt-out in the manner to be set forth in the Scheduling Order, a form of which is attached hereto as Exhibit A, and the Notice, annexed hereto as Exhibit B. Members of the Class who choose to opt-out of the Class shall not receive any of the Settlement Proceeds. However, the TRG Defendants may, no later than 10 days prior to the Hearing Date, unilaterally withdraw from, and terminate, the Stipulation of Settlement if Class Members representing not less than 7% of the outstanding shares of Centerpoint elect to exclude themselves from the Class.

                       NOTICE AND ADMINISTRATION COSTS

     5. The TRG Defendants shall give Notice to the Class. For purposes of providing such Notice, Centerpoint or its Transfer Agent shall provide the TRG Defendants with the list of Centerpoint shareholders that is dated closest in time to January 15, 2002, and the list of Centerpoint shareholders that is dated closest in time to May 11, 2007, and the TRG Defendants shall send the Notice by U.S. Mail only, to the shareholders identified on one or both of those lists, at the address indicated for each such shareholder on the lists. Except as expressly provided below, the TRG Defendants shall advance and be responsible for the payment of the costs and expenses as incurred related to providing such Notice of the Settlement to the Class members, regardless of whether the Settlement is finally approved by the Court. Plaintiff shall have no responsibility for payment of the costs of Notice, regardless of whether or not the Settlement is finally approved by the Court. The TRG Defendants shall have no responsibility for or involvement in reviewing or challenging any such Class claims. Neither Centerpoint nor any Defendant shall have any right or interest in any portion of the Settlement Proceeds upon the Effective Date.

              EFFECT OF DISAPPROVAL, CANCELLATION AND TERMINATION

     6. Each of the parties shall have the option to withdraw from and terminate the Settlement in the event that (a) the Scheduling Order or the Order and Final Judgment referred to in Paragraphs 4 and 11 herein are not entered substantially in the form specified therein, including with such modifications thereto as may be ordered by the Court with the consent of the parties, or do not both become Final in such substantially specified form, or

(b) the Settlement is not approved by the Court or is disapproved, vacated, or substantially modified on appeal. For purposes of this provision, a disallowance or modification by the Court or on appeal of (i) the fees and expenses provided for in Paragraph 8 herein or (ii) approval of the Settlement with respect to the Class of Current Shareholders, shall not be deemed a modification or disapproval of the Settlement or the Order and Final Judgment.

     7. If the Court does not approve the Settlement proposed herein, including any amendment made in accordance with Paragraph 32 of this Stipulation, or the Court approves this Stipulation but such approval is reversed or vacated or substantially modified on appeal and such order reversing or vacating or substantially modifying the Settlement becomes final by lapse of time or otherwise, or if any of the conditions to such Settlement are not fulfilled, then (except as otherwise provided herein) the Settlement proposed herein shall be of no further force or effect, this Stipulation and any amendment thereof shall be null and void and without prejudice to any party hereto, any order entered pursuant to this Stipulation (including but not limited to any provisional class certification) shall be withdrawn, vacated, and without any force or effect, and any cash delivered to Plaintiff's Counsel shall be promptly returned to the TRG Defendants and each party shall be restored to his, her or its respective position as it existed prior to the execution of this Stipulation. If the Settlement does not become effective or is terminated or canceled for any reason, neither the Plaintiff nor Class Counsel shall have any obligation to repay any amounts paid to provide Notice to the Class, any taxes paid or incurred; or any costs or taxes paid or incurred by Class Counsel.

                      ATTORNEYS' FEES AND DISBURSEMENTS

     8. Class Counsel shall apply to the Court for an award of attorneys' fees and reimbursement of expenses (including, but not limited to, fees and expenses of any experts retained by Plaintiff or its counsel in connection with the Action) and Plaintiff may apply to the Court for an incentive award and reimbursement of expenses, payable solely out of the Settlement Proceeds. The determination as to the amount of any fees and disbursements to be awarded will be made by the Court. The TRG Defendants will not oppose any such application(s) for attorneys' fees or Plaintiff's incentive award and expenses to the extent the total amount of such application(s) for all such fees and expenses is less than or equal to 30% of the Settlement Proceeds. The amount(s) of the fees and expenses awarded to Class Counsel and/or the incentive payment and expenses to Plaintiff by the Court shall be paid from the Settlement Proceeds within 5 days after the Effective Date. After fees and expenses have been paid to Class Counsel in accordance with this paragraph, the remaining Settlement Proceeds shall constitute the "Net Settlement Proceeds."

     9. The fairness, reasonableness and adequacy of the Settlement may be considered and ruled upon by the Court independently of any award of fees or expenses requested by Class Counsel and/or Plaintiff. Notwithstanding anything to the contrary in this Stipulation, this Settlement shall not be conditioned upon any such award of fees or expenses being granted in whole or in part.

                                 RELEASES

    10. The Plaintiff` and the other members of the Class (hereinafter "Releasors") hereby release the TRG Defendants and all other Released Parties from all Released Claims as of the Effective Date.

                            ORDER AND FINAL JUDGMENT

    11. If, after the Notice and the Settlement Hearing provided for herein, the Court approves this Settlement, the parties shall jointly present to the Court an "Order and Final Judgment" substantially in the form of Exhibit D hereto, inter alia:

          (a) Approving the Settlement (including the Plan of Allocation hereinafter referred to), adjudging the terms thereof to be fair, reasonable, adequate and in the best interests of the Class, pursuant to Chancery Court Rule 23(e) and 23.1;

          (b) Authorizing and directing performance of the Settlement in accordance with its terms and conditions;

          (c) Permanently certifying the Action as a class action pursuant to Chancery Court Rule 23(b)(3), certifying and defining the Class, appointing Plaintiff as the representative of the Class, and appointing Plaintiff's Counsel as counsel for the Class;

          (d) Settling, discharging and dismissing the Action with prejudice on the merits, and releasing the TRG Defendants and all other Released Parties, and each of them, from the Released Claims, subject only to compliance by the parties with the terms and conditions of this Stipulation and any order of the Court with reference to the Settlement;

          (e) Permanently barring and enjoining Plaintiff and all members of the Class from asserting, commencing, prosecuting or continuing, either directly, individually, representatively, or in any other capacity, any of the Released Claims as against any and all Released Parties; and

          (f) Determining any award of fees and other reimbursement of expenses incurred by Class Counsel and/or Plaintiff and reserving jurisdiction over all matters relating to the administration and effectuation of the Settlement.

                       ADMINISTRATION OF THE SETTLEMENT

    12. Plaintiff's Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Net Settlement Proceeds. Except for their obligation to fund the Settlement, and to cooperate in the production of information with respect to the identification of Class members from Centerpoint's shareholder transfer records, the TRG Defendants and Centerpoint shall have no liability, obligation or responsibility for the administration of the Settlement or disbursement of the Net Settlement Proceeds. Plaintiff's Counsel shall have the right, but not the obligation, to waive what they deem to be formal or technical defects in any Proofs of Claim (substantially in the form attached as Exhibit C hereto) submitted in the interests of achieving substantial justice.

    13. For purposes of determining the extent, if any, to which a Class member shall be entitled to be treated as an Authorized Claimant, the following conditions shall apply:

          (a) Each Class member shall be required to submit a Proof of Claim, setting forth his, her, or its entire position in Centerpoint's common stock as of the close of the market on January 15, 2002, and/or as of May 11, 2007, supported by such documents as are designated therein, or such other documents or proof as Plaintiff's Counsel, in their discretion, may deem acceptable.

          (b) All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by Order of the Court. Any Class member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Settlement (unless, by Order of the Court, a later submitted Proof of Claim by such Class member is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Released Claims. Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Plaintiff's Counsel.

          (c) Each Proof of Claim shall be submitted to, and reviewed by, Plaintiff's Counsel, who shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below.

          (d) Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejection of a Proof of Claim, Plaintiff's Counsel shall communicate with the claimant in order to remedy the curable deficiencies in the Proof of Claim submitted. Plaintiff's Counsel may request such additional documentation as they deem necessary to determine a claim's validity. Plaintiff's Counsel shall notify, in a timely fashion and in writing, all claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the claimant whose claim is to be rejected has the right to a review by the Court if the claimant so desires and complies with the requirements of subparagraph (e) below.

          (e) If any claimant whose Proof of Claim has been rejected in whole or in part desires to contest such rejection, the claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon Plaintiff's Counsel a notice and statement of reasons indicating the claimant's grounds for contesting the rejection, along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, Plaintiff's Counsel shall thereafter present the request for review to the Court; and

          (f) The administrative determinations of Plaintiff's Counsel accepting and rejecting claims shall be presented to the Court, on notice to Defendants' Counsel, for approval by the Court.

    14. Each claimant shall be determined to have submitted to the jurisdiction of the Court with respect to the claim submitted, and the claim will be subject to investigation and discovery under Delaware's Chancery Court Rules, provided that such investigation and discovery shall be limited to that claimant's status as a Class member and the validity and amount of the claim. No discovery shall be allowed on the merits of the Action or Settlement in connection with the processing of the Proofs of Claim.

    15. The Court's approval or rejection of the claims and payments pursuant thereto shall be deemed final and conclusive as to the Class members. All Class members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Proceeds, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Released Claims.

    16. All proceedings with respect to the administration, processing and determination of claims and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

    17. The Net Settlement Proceeds shall be distributed to Authorized Claimants only after the Effective Date and after: (i) the Court has approved a Plan of Allocation; (ii) all matters with respect to attorneys' fees, and/or Plaintiff's incentive award, costs, and disbursements have been resolved by the Court, and all appeals therefrom have been resolved or the time therefore has expired; (iii) all costs of administration and taxes have been paid or reserved; and (iv) the Court has entered an order authorizing the specific distribution of the Net Settlement Proceeds (the "Class Distribution Order") after all claimants whose claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; and all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time therefore has expired.

    18. After reasonable and diligent efforts have been made to distribute the Net Settlement Proceeds to Authorized Claimants, and if a proportionate reallocation of any balance remaining in the Net Settlement Proceeds one (1) year after the initial distribution among Authorized Claimants is not practicable, then any remaining Net Settlement Proceeds shall be contributed to non-sectarian, not-for-profit, tax-exempt organizations designated by Plaintiff's Counsel jointly and not affiliated with any of Class Counsel; provided, however, that if the remaining balance has a value exceeding $10,000, such contributions shall be subject to Court approval.

             PLAN OF ALLOCATION OF THE NET SETTLEMENT PROCEEDS

    19. After the events set out in paragraphs 11 through 18 have occurred, Plaintiff's Counsel shall distribute (or cause to be distributed) pursuant to the Class Distribution Order the Net Settlement Proceeds to members of the January 2002 Class who have submitted valid and acceptable Proofs of Claim ("Authorized Claimants"). Plaintiff's Counsel shall determine each Authorized Claimant's pro rata share of the Net Settlement Proceeds based upon the amount of each Authorized Claimant's "Recognized Claim," which shall be calculated as follows (the "Plan of Allocation"): The total number of shares that are beneficially owned by the Authorized Claimant shall be divided by the total number of shares of Centerpoint that were outstanding as of the close of the market on January 15, 2002; the resulting number shall be multiplied by the total amount of the Net Settlement Proceeds.

    20. Class members who do not submit valid and acceptable Proofs of Claim will not share in the Net Settlement Proceeds but will nevertheless be bound by the Settlement and the Order and Final Judgment of the Court dismissing this Action.

                         SETTLEMENT NOT AN ADMISSION

    21. This Settlement, whether or not consummated, and any proceedings taken hereunder or orders issued pursuant hereto are not and shall not, in any event, be construed as or deemed to be an admission or concession by the parties, or any of them, of the truth of any fact alleged or the validity of any claim or defense asserted in the Action or of the liability of the TRG
Defendants or any of the other Released Parties.   Nor shall this Settlement
Agreement, or any papers or orders related to it, or any of the terms thereof, be offered or received in evidence or in any way referred to against the TRG Defendants, any of the other Released Parties, the Plaintiff or any Class members in the Action or in any other legal or administrative proceeding other than as may be necessary to consummate or enforce this Settlement Agreement, unless otherwise ordered by a Court. Nor are they a concession or presumption of any wrongdoing on the part of the TRG Defendants (or any of the other Released Parties). The TRG Defendants have denied, and continue to deny, that they have committed any violation of law and the averments that Plaintiff or any Class member suffered any monetary damage by reason of the alleged wrongdoing, and the TRG Defendants have entered into this Settlement, among other reasons, in order to avoid the further inconvenience, expense and burden of protracted and costly litigation. Nothing in this Stipulation or Settlement shall be construed as an admission or concession that the Plaintiff or any Class members have, in fact, suffered any damage or that the TRG Defendants or any of the other Released Parties are liable to the Plaintiffs or any Class member. Nothing in this Settlement shall be construed as an admission or concession by the Plaintiff, Class Counsel or any Class member as to any lack of merit as to the claims in the Action or recoverability with respect to such claims.

    22. TCMP 3 Partners LLP agrees, for itself and for its partners, members, officers, directors, employees, and agents that none of them shall publish to a third-party any statement (orally or in writing), or instigate, assist or participate in the publication to a third-party of any statement concerning the activities of the TRG Defendants or the Released Parties with respect to Centerpoint or Bion, that would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) (a) the TRG Defendants or the Released Parties; (b) any of the affairs or operations of the TRG Defendants or the Released Parties; or (c) the reputations of the TRG Defendants or the Released Parties. TCMP 3 Partners LLP further agrees, for itself and its partners, members, officers, directors, employees, and agents that they shall not respond to any inquiries from any third-party concerning the activities of the TRG Defendants and the Released Parties with respect to Centerpoint or Bion, except if, and only to the extent that, such response is compelled by subpoena or by other judicial or regulatory process. The parties to this Settlement agree that a violation of this paragraph shall not provide a basis for rescinding the Settlement or any of the provisions contained in, or any of the actions taken pursuant to, this Settlement.

    23. The TRG Defendants and the other Released Parties agree, for themselves and for their respective partners, members, officers, directors, employees, and agents that none of them shall publish any statement (orally or in writing), or instigate, assist or participate in the publication to a third-party of any statement concerning the activities of TCMP 3 Partners LLP or its partners with respect to Centerpoint or Bion, that would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) (a) TCMP 3 Partners LLP or its partners; (b) any of the affairs or operations of TCMP Partners LLP or its partners; or (c) the reputations of TCMP 3 Partners LLP or its partners. The TRG Defendants and the Released Parties further agree, for themselves and for their respective partners, members, officers, directors, employees, and agents that they shall not respond to any inquiries from any third-party concerning the activities of TCMP 3 Partners LLP, or its Partners with respect to Centerpoint or Bion, except if, and only to the extent that, such response is compelled by subpoena or by other judicial or regulatory process. The parties to this Settlement agree that a violation of this paragraph shall not provide a basis for rescinding the Settlement or of any of the provisions contained in, or any of the actions taken pursuant to, this Settlement.

                          MISCELLANEOUS PROVISIONS

    24. Within the bounds of all other limitations, rights and obligations set forth in this Settlement Agreement, Plaintiff and the TRG Defendants and their respective attorneys will cooperate fully with one another in seeking Court approval of this Settlement Agreement and use their best efforts to effect the consummation of the Settlement and compliance with the provisions hereof.

    25. Pending final determination of whether this Settlement should be approved, the Plaintiff shall not commence or prosecute any action on behalf of itself or any other person, asserting any Released Claims against the Released Parties.

    26. The undersigned Plaintiff's Counsel hereby represent that they have the authority, on behalf of the Plaintiff, to execute this Settlement Agreement. The undersigned TRG Defendants' Counsel hereby represent that they have been authorized by their respective clients to execute this Settlement Agreement.

    27. The Plaintiff and Class Counsel warrant and represent that none of the claims asserted in the Action has been assigned, encumbered or in any manner transferred in whole or in part.

    28. The headings in this Settlement Agreement are solely for the convenience of the attorneys for the parties and the Court. The headings shall not be deemed to be a part of this Settlement Agreement and shall not be considered in construing or interpreting this Settlement Agreement.

    29. This Settlement Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective subsidiaries, affiliates, directors, officers, employees, heirs, executors, partners, successors, representatives and assigns and any corporation or other entity into or with which any corporate party hereto may merge or consolidate, other than Beckert, Stevens, Centerpoint, Bion, and any of Bion's subsidiaries and affiliates, and any of the current or former officers or directors of Bion, or Bion's subsidiaries and affiliates, or Centerpoint (excluding the Defendants herein).

    30. This Settlement Agreement may be executed in counterparts and may be filed with the Court with separately executed counterpart signature pages attached. For this purpose, signature pages transmitted by telecopier shall be deemed to be original signature pages.

    31. This Settlement Agreement shall be construed and entered into in accordance with the laws of the State of Delaware without giving regard to Delaware's conflict of law rules. Any action to enforce or challenge the provisions of this Stipulation shall be filed exclusively in the Court of Chancery of the State of Delaware and in no other Court.

    32. The foregoing constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any prior agreements among the parties. This Stipulation may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by all parties hereto.

Dated:  May 15, 2007

                                     WOLF POPPER LLP

                                     By: /s/ Chet B. Waldman
                                         Chet B. Waldman
                                     845 Third Avenue
                                     New York, New York 10022
                                     212-759-4600

                                     ROSENTHAL, MONHAIT & GODDESS, P.A.

                                     By: /s/ Carmella P. Keener
                                         Norman Monhait  (DSBA No. 1040)
                                         Carmella Keener  (DSBA No. 2810)
                                     Suite 1401, 919 Market Street
                                     Wilmington, Delaware 19899-4433
                                     302-656-4433
                                     Plaintiff's Counsel

                                     KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                     By: /s/ Arthur H. Aufses III
                                         Arthur H. Aufses III
                                     1177 Avenue of the Americas
                                     New York, New York 10036
                                     212-715-9100

                                     ASHBY & GEDDES

                                     By: /s/ Stephen E. Jenkins
                                         Stephen E. Jenkins
                                     222 Delaware Avenue
                                     17th Floor
                                     P.O. Box 1150
                                     Wilmington, Delaware 19899
                                     302-654-1888
                                     Defendants' Counsel

                                     THE NON-DEFENDANT RELEASED PARTIES:

                                     Trident Rowan Group, Inc.

                                     By: /s/ Hope Ni (AHA)

                                     Comtech Group, Inc.

                                     By: /s/ Hope Ni (AHA)

                                     OAM S.p.A.

                                     By: /s/ Hope Ni (AHA)

                                     Investec (US) Incorporated

                                     By: /s/ David R. Rappaport (AHA)

                                     /s/ Mark Segall
                                     Mark Segall

                                     Tamarix Capital Corporation

                                     By /s/ Mark S. Hansen (AHA)

                                     /s/ Emmanuel Arbib
                                     Emmanuel Arbib